EXHIBIT 99.1

                                  NEWS RELEASE

                    Investor Relations Contact: Susan Spratlen   (972) 444-9001

                   Pioneer Reports Second Quarter 2003 Results

Dallas, Texas, July 30, 2003 -- Pioneer Natural Resources Company ("Pioneer") (NYSE:PXD) today announced financial and operating results for the quarter ended June 30, 2003.

Pioneer reported net income of $77.2 million, or $0.65 per diluted share, for the second quarter of 2003. For the same period last year, Pioneer reported net income of $11.1 million, or $0.10 per share. For the six months ended June 30, 2003, Pioneer reported net income of $161.4 million, or $1.36 per diluted share. This compares to $9.2 million, or $0.08 per share, for the first half of 2002.

Cash flow from operations for the second quarter was $189.9 million compared to $90.6 million for the same period in 2002. The Company reduced long-term debt $56.9 million during the second quarter of 2003 to $1,710.7 million.

Second quarter oil and gas sales increased 45% from the prior year quarter to average 159,092 barrels per day (BPD) on a barrel oil equivalent (BOE) basis. Second quarter oil sales averaged 32,079 BPD and natural gas liquids sales averaged 22,656 BPD. Gas sales in the second quarter averaged 626 million cubic feet per day (MMcfpd). Realized prices for oil and natural gas liquids for the quarter were $24.25 and $17.92 per barrel, respectively. The realized price for gas was $4.08 per thousand cubic feet (Mcf), and North American gas prices averaged $4.77 per Mcf.

Second quarter production costs averaged $4.80 per BOE. Exploration and abandonment costs of $47.0 million for the quarter included $18.1 million of geologic and geophysical expenses including seismic costs, $1.7 million of noncash leasehold abandonments including expired leases and $27.2 million of exploration costs.

For the same quarter last year, Pioneer reported oil sales of 30,840 BPD, natural gas liquids sales of 21,776 BPD and gas sales of 342 MMcfpd. Realized prices for the 2002 second quarter were $23.58 per barrel for oil, $14.58 per barrel for natural gas liquids and $2.48 per Mcf for gas.

Operations Update

Pioneer continues an active core area drilling program in 2003. To date, Pioneer has successfully drilled 155 wells in the U.S., 23 wells in Canada, and 35 wells in Argentina. Onshore U.S., Pioneer is presently running 13 rigs, including five in the West Panhandle gas field and six in the Permian Basin. Three rigs are currently drilling in Argentina.

In the Gulf of Mexico, Pioneer is active in its deepwater Falcon Corridor area developing the Harrier discovery, drilling the Tomahawk prospect and preparing to drill the Raptor prospect later this year. The Company continues to move forward with development plans for the Ozona Deep discovery in the Auger mini-basin and the Triton discovery, a satellite to the Devils Tower field. An appraisal well is scheduled at Triton in the fourth quarter of this year, and a well is planned at Ozona Deep in the first quarter of 2004. On the shelf, Pioneer is currently drilling the Samoa gas prospect, the third of five shelf prospects planned for 2003 and anticipates results late in the third quarter.

Pioneer continues to evaluate the potential for commercial development of its Jurassic discovery in the Northwest Kuparuk River area of Alaska. The evaluation effort is multifaceted, and the Company is encouraged with the early results of the work in progress.

Pioneer is awaiting final government approval of renegotiated terms in Gabon. Upon formal approval of terms, Pioneer expects to commence a drilling program early in 2004 as part of its development plan for the project.

In Tunisia, Pioneer participated in two exploration wells on the Anaguid block. The CEM-1 encountered 95 feet of net gas and condensate pay in upper Ordovician sands. In a drill stem test, the unstimulated well flowed at a rate of 3.6 MMcfpd and 540 BPD. A second well, the SEA-1, encountered 52 feet of net pay in the same section. Both wells have been suspended, pending the evaluation of commercial development plans. On the Borj El Khadra block, Pioneer is participating in the Adam 2 development well, the first development well in the new 860 square kilometer Adam concession. The discovery well, Adam 1, has been producing through nearby facilities at the Oued Zar field at a gross stabilized rate of over 3,500 BPD since late May, 2003. Following the completion of the Adam 2 well, Pioneer plans to drill the Hawa exploration well in the southern portion of the Adam concession where Pioneer has a 28% working interest.

Scott D. Sheffield, Chairman and CEO, stated, "In addition to the strong growth profile we have established from the projects currently under development, we have many projects in earlier phases that offer upside impact in 2004 and beyond. Wells drilling on the Gulf of Mexico shelf, in the Falcon Corridor and in Tunisia, if successful, could further increase production beginning in 2004. Development plans are ongoing in many areas with drilling planned in late 2003 or early 2004 on discoveries in Gabon and the Ozona Deep and Triton fields, and we are working toward determining the potential for commercial development of oil in Alaska and gas in South Africa."

Financial Outlook

The following statements are estimates based on current expectations. These forward-looking statements are subject to a number of risks and uncertainties which may cause the Company's actual results to differ materially from the following statements. The last paragraph of this release addresses certain of the risks and uncertainties to which the Company is subject.

Third quarter 2003 production is expected to average 150,000 to 165,000 BOEs per day. Third quarter lease operating expenses (including production and ad valorem taxes) are expected to average $4.75 to $5.15 per BOE based on today's NYMEX strip prices for oil and gas. Depreciation, depletion and amortization is expected to average $6.90 to $7.30 per BOE as a larger proportion of the Company's production is derived from higher-cost Gulf of Mexico fields and the Sable field in South Africa. Total exploration and abandonment expense is expected to be $25 million to $50 million and general and administrative expense is expected to be $13 million to $15 million. Interest expense is expected to be $23 million to $25 million and accretion of discount on asset retirement obligations is expected to be approximately $1 million. Income taxes are expected to be $4 million to $6 million, principally due to income taxes in Argentina and nominal alternative minimum tax in the U.S. as the Company benefits from the carryforward of net operating losses in the U.S. and Canada.

The Company's oil and gas hedges are outlined on the attached schedule.

Earnings Conference Call

This morning at 10:00 a.m. Eastern, Pioneer will discuss its second quarter financial and operating results with an accompanying presentation. The call will be webcast on Pioneer's website, www.pioneernrc.com. At the website, select 'INVESTOR' at the top of the page. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Alternately, you may dial (800) 946-0719 (confirmation code: 422830) to listen to the call via the telephone and view the accompanying visual presentation at the website above. A telephone replay will be available by dialing (888) 203-1112: confirmation code: 422830.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Canada, Argentina, South Africa, Gabon and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Financial statements and schedules are attached.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer Natural Resources Company are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, foreign currency valuation changes, foreign government tax and regulation changes, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.